Exhibit 99.1

Investor and Media Contact:

Fredrik Wiklund

Senior Director, Investor Relations &

Corporate Development

650-624-4992

fredrik.wiklund@tercica.com

Tercica Announces Agreement with Genentech for Worldwide Growth Hormone and IGF-1 Combination Product Development and Commercialization

—Combination Products for the Potential Treatment of Short Stature and Adult Growth Hormone Deficiency—

—Tercica May Receive up to $53 Million in Equity Payments, Opt-in Payments, R&D Reimbursement and Milestone Payments from Genentech—

—Pending FDA guidance, Tercica intends to initiate Phase II Clinical Trials in 2008—

BRISBANE, Calif. (July 10, 2007) – Tercica, Inc. (Nasdaq: TRCA) today announced an agreement with Genentech, Inc. for the development, manufacture and worldwide commercialization of two products containing Genentech’s recombinant human growth hormone Nutropin AQ® [somatropin (rDNA origin)] and Tercica’s recombinant insulin-like growth factor-1 Increlex® (mecasermin [rDNA origin] injection) for the treatment of short stature, adult growth hormone deficiency (AGHD), and potentially other metabolic disorders. Nutropin AQ® and Increlex® were originally designed and formulated so that the therapies could be combined and potentially given as a single, daily injection.

Pending U.S. Food and Drug Administration guidance and timely IND acceptance, Tercica plans to initiate Phase II clinical development in 2008 of one combination product for patients with low IGF-1 levels and short stature not associated with growth hormone deficiency; and a second combination product for patients with AGHD.

“This collaboration allows us to embark on two new and exciting development programs that each have scientific merit,” said John A. Scarlett, M.D., Tercica’s President and Chief Executive Officer. “With demonstrated synergies in pre-clinical studies, the combination of rhGH and rhIGF-1 could have the potential for several important therapeutic benefits compared to either rhGH or rhIGF-1 monotherapy alone for the treatment of patients with short stature and AGHD and potentially other adult metabolic disorders. With our current cash position, equity sales associated with this agreement and possible collaboration for both programs through sublicensing of Tercica’s ex-U.S. rights, Tercica continues to have profitability in 2010 as a goal without additional equity financing unless needed to support additional new initiatives or strategic opportunities.”

Terms of Agreement

Under the terms of the collaboration, Tercica may be eligible to receive a total of up to $53 million in equity payments, opt-in payments, research and development cost reimbursement, and milestone payments. In connection with the transaction, Genentech will purchase 708,591 shares of Tercica’s common stock for $4 million.

Tercica will fund and lead initial development efforts for both combination products. Genentech has certain rights to opt-in to the development programs for both products. The opt-in rights remain open until completion of a Phase II clinical study for each product that is sufficient to enable a pivotal trial.

Upon exercise of any opt-in by Genentech, Genentech shall reimburse certain incurred research and development costs. Following such exercise by Genentech, a cost and profit share structure will take effect for all future development and commercial activities of both combination products, and Genentech will have certain commercialization rights, including the right to co-promote both combination products upon regulatory approval. If Genentech does not exercise any of its opt-in rights, then Tercica will have full development and commercialization rights to the combination products, and will owe Genentech royalties on worldwide sales.

Development of GH/IGF-1 Combination Product

About Increlex®(mecasermin [rDNA origin] injection): The active ingredient of Increlex® is recombinant human insulin-like growth factor-1 (IGF-1). IGF-1 is the direct mediator of growth hormone’s (GH) effect on statural growth, and must be present for normal growth of bones and cartilage in children. In Primary IGFD, children’s serum IGF-1 levels are low, despite the presence of a normal or elevated GH level. Without adequate IGF-1, children cannot achieve normal height. In children with this disorder, low IGF-1 levels are due to growth hormone resistance associated with mutations in GH receptors, post-GH receptor signaling pathways, or to defects in IGF-1 gene expression. Increlex® has been marketed in the United States by Tercica since early 2006. Exclusive rights to develop and commercialize Increlex® were licensed to Ipsen in October 2006 for all regions of the world except the United States, Japan, Canada, Taiwan and certain countries of the Middle East and North Africa.

About Nutropin AQ® [somatropin (rDNA origin)]: Nutropin AQ® [somatropin (rDNA origin) injection] is produced using recombinant DNA technology and has the same amino acid sequence as human growth hormone produced naturally in the human body. It is marketed as Nutropin AQ® in Austria, Denmark, Finland, France, Germany, Ireland, the Netherlands, Norway, Sweden, Portugal, Spain and the United Kingdom. Other regulatory reviews are underway in Europe and worldwide, excluding North America and Japan.

Nutropin AQ® is supplied as 10 mg of sterile liquid somatropin per cartridge for exclusive use with the Nutropin AQ® Pen, a simple, convenient, easy-to-use device for subcutaneous injection. Nutropin AQ® is approved for the treatment of GHD in children and adults, for the long-term treatment of short stature in children with Turner syndrome, the treatment of growth failure in chronic renal insufficiency patients prior to transplantation and the long-term treatment of children with idiopathic (of unknown origin) short stature (ISS).

Potential of GH/IGF-1 Combination Product for Short Stature: One combination product will initially be studied in patients with low IGF-1 levels and short stature not associated with growth hormone deficiency, for example ISS. A potential cause of short stature in this group of patients could be a suboptimal IGF-1 secretion in response to growth hormone stimulation alone. Pre-clinical studies suggest that co-administration of GH and IGF-1 may increase specific growth responses greater than either therapy alone. Therefore, Tercica believes that treatment with a combination of both GH and IGF-1 may be superior to monotherapy of either component alone in a subpopulation of children with low IGF-1 and short stature not associated with growth hormone deficiency.

Potential of GH/IGF-1 Combination Product for AGHD: A second combination product will initially be studied in the AGHD population. These patients have abnormalities in body composition (e.g., increased body fat and reduced lean muscle mass). Preclinical studies have suggested that co-administration of GH and IGF-1 result in synergistic effects on these parameters. Tercica also believes that delivered together as a combination product, some of the negative effects of each individual component could potentially be mitigated by the positive effects of the other, especially their effects on glucose metabolism. Upon review of the clinical data in AGHD, Tercica and Genentech will evaluate the attractiveness of this combination product in treating other metabolic disorders.

Conference Call and Webcast Information

Tercica’s senior management team will host an investment community conference call tomorrow to discuss the collaboration with Genentech beginning at 9:00 a.m. EDT. To access the live teleconference, please dial (888) 803-8296 (U.S.) or (706) 634-1250 (international) and reference the conference ID# 6557103. To access the webcast, please go to the Events page on the Investors section of the Company’s Web site at www.tercica.com.

A telephone replay will be available approximately two hours after the call for 48 hours by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers and entering reservation number 6557103. A replay of the webcast will be available on the Company’s Web site for 21 days at www.tercica.com.

About Tercica

Tercica is a biopharmaceutical company committed to improving endocrine health by partnering with the endocrine community to develop and commercialize new therapeutics for short stature and other metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Tercica’s prospects and expectations, including without limitation, that Tercica: (A) may receive from Genentech up to $53 million in equity, opt-in and milestone payments and research and development cost reimbursement; (B) plans to initiate Phase II clinical development of the combination products in 2008 for both short stature and AGHD; (C) believes that treatment with a combination of both GH and IGF-1 may offer several important therapeutic benefits when compared with, and be superior to monotherapy in a subpopulation of children with low IGF-1 and short stature not associated with growth hormone deficiency, and for patients with AGHD; (D) believes that for patients with AGHD, delivered together as a combination product, some of the negative effects of each individual component could potentially be mitigated by the positive effects of the other, especially their effects on glucose metabolism; and (E) continues to have profitability as a goal in 2010 without the need for additional equity financing. Because Tercica’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties related to the following: (i) for (A) (C) (D) and (E) above, data from Tercica’s clinical trials of the combination products may not demonstrate sufficient efficacy or safety for either clinical development or commercial purposes or to enable Tercica to receive any financial remuneration, and Genentech may never opt-in; (ii) for (B) above, the FDA may have concerns or requirements that impede Tercica from beginning the Phase II clinical trials in 2008 or cause Tercica to stop all clinical development of the combination products; (iii) also for (E) above, Tercica’s internal projections for revenues and costs through 2010 may be incorrect or not actually achieved, Tercica may be unable to sublicense its ex-U.S. rights on financial terms that it projects, or at all, and Tercica may undertake new and costly initiatives or strategic opportunities; and (iv) for (A) – (E ) above, the risks and uncertainties of drug development and others risks and uncertainties disclosed from time-to-time in reports filed by Tercica, including most recently Tercica’s Form 10-Q for the quarter ending March 31, 2007 filed with the SEC on May 4, 2007. Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

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